Exhibit 99.2

SANUWAVE HEALTH, INC.
CONFERENCE CALL TO DISCUSS THIRD QUARTER 2018
 FINANCIAL RESULTS AND PROVIDE A BUSINESS UPDATE
Tuesday, November 20, 2018
10:00 a.m. Eastern Time

Operator
Greetings, and welcome to the SANUWAVE Health Updated Third Quarter Financial Results and Business Update Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions]. As a reminder, this call is being recorded.

It is now my pleasure to introduce your host, Lisa Sundstrom, Chief Financial Officer. Thank you, you may begin.

Lisa Sundstrom – Chief Financial Officer

Thank you, and good morning. We appreciate your interest in SANUWAVE and in today’s call. SANUWAVE will now provide an update on our most recent activities as well as our third quarter 2018 financial results.

Our Quarterly Report on Form 10-Q was filed with the SEC yesterday, November 19, 2018. If you would like to be added to the company’s distribution list, please call SANUWAVE at 770-419-7525 or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE. We encourage you to review the company’s filings with the Securities & Exchange Commission, including without limitation our Forms 10-K and 10-Q, which identifies specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the day of the live broadcast, November 20, 2018. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I’d like to turn the call over to our CEO Kevin Richardson. Kevin.

Kevin Richardson – Chief Executive Officer

Thanks, Lisa. Thank you for calling into our second call to review Q3 results. We had a brief call last week and discussed some of the buzz around SANUWAVE that had come from our recent trade shows we’ve attended. As we said last week, we’re hitting on all of our goals and objectives for 2018. We’re very pleased with our progress this year. In fact, we’re a bit ahead of where we expected to be on many fronts.

We are setting ourselves up for a breakout in revenue next year, and as you can see from the early results now as we place the groundwork. It was our hope last week to file our 10-Q on time, but we had some issues with regards to Revenue Recognition 606, which is a new accounting policy. Ultimately, we have chosen not to recognize any of the revenue from Brazil until we work out a resolution with a partner there. This should occur in the relatively near-term.

Even without the Brazil revenue, we had a great Q3 with revenue up 269%. We started treating our first patients in the US. We had great success at our trade shows. As mentioned last week, we’re hitting on every one of our goals in 2018, which sets us up for the massive growth going into 2019 and beyond.

Since I spoke last week, let’s keep this brief. I will now turn it over to Lisa who will then turn it over to Shri and we’ll talk about initial placements, treatments and our plans for the 2019 rollout. Lisa.

Lisa Sundstrom – Chief Financial Officer

Thank you. Revenues for the three months ended September 30, 2018 were $596,000, an increase of $434,000, or as Kevin stated, 269% from the prior year. Our revenues resulted primarily from sales in Southeast Asia and Europe of our dermaPACE and orthoPACE devices and the related applicators. The increase in revenues for 2018 was due to higher sales of devices as compared to the prior year, and distribution fee revenue in 2018 related to our joint venture agreement in Southeast Asia with FKS.

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Research and development expenses for the three months ended September 30, 2018 were $662,000, an increase of $395,000 or 148% from the prior year. The increase in 2018 was due to increased headcount and non-cash stock-based compensation expense for stock options issued to employees in this quarter.

General and administrative expenses for the three months ended September 30, 2018 were $2.4 million, an increase of $1.9 million or 408% from the prior year. The increase for 2018 was due to increased headcount and non-cash stock-based compensation expense related to stock options issued to employees and board members in this quarter; higher legal and professional fees related to Investor Relations and SEC filings; and higher travel expenses and consulting fees related to the commercialization of the dermaPACE system.

Net loss for the three months ended September 30, 2018 was $825,000 compared with a net loss of $851,000 in 2017, a decrease in the net loss of $26,000 or 3%. The decrease in the net loss for 2018 was due to higher gross profit due to increased revenue and a non-cash gain on warrant valuation adjustments that were partially offset by the higher operating expenses already discussed.

Looking at cash flows, as of September 30, 2018, we had cash on hand of $72,000 compared with $730,000 at December 31, 2017. Net cash used by operating activities was $2.3 million for 2018 year to date compared with $945,000 for the same period in 2017. The increase in 2018 in cash used for operations was primarily due to increased operating expenses.

We continue to project that our burn rate from operations will be approximately $125,000 to $225,000 per month in 2018 and into 2019 as we continue to expand our international markets and prepare for and implement the commercialization of dermaPACE.

To discuss that now will be Shri Parikh. Shri.

Shri Parikh – President

Thank you, Lisa. To provide a bit more context to our commercialization plan, I thought I’d begin with some insights and what I’ve learned in my past six months while here at SANUWAVE.

Of my many learnings since my June 1 start, it’s probably best described with an example of one of our dermaPACE system placements. In early July, our Chief Operating Officer Pete Stegagno and our Chief Science & Technology Officer Iulian Cioanta and I visited the town of Lafayette, Louisiana to place a device at a very busy wound care clinic that sees roughly 100 diabetic foot ulcer patients in about a week. The primary physician and staff, after having used dermaPACE a few months, now say they have seen remarkable improvements in some of the most complex wounds treated with dermaPACE. The treatment regimen is simple and patients are seeing and feeling improvements just after three to four weeks of therapy.

At the clinic, Dr. Jerry Thibideaux, recently described how treatment with one patient that he and his staff tried everything beyond standard of care – allograft, negative pressure, hyperbaric oxygen therapy – all to no avail, had no improvement. However, this patient began feeling sensation around her ulcerated leg and he shared how she had tears of joy after just four treatments and hugged him in appreciation. Much of what I’ve learned regarding dermaPACE reinforces just how impressive this technology really is. The unique mechanism of action supports the clinical benefit only dermaPACE offers.

Commercialization requires a number of things: training, placement of systems, and reinforced usage to ensure the desired results similar to the patient that I just described are quickly achieved. We understand how much more training is necessary to reinforce this proper usage and are investing today in a dosing trial, as well as providing training support to better assist our early adopters and clinicians upon every wound care clinic dermaPACE is placed.

To achieve consistent and desired results, we need to clarify our dosing algorithms. We have a study that will support this. Additionally, we need to provide greater support training here and look to further invest and research beyond diabetic foot. Some promising areas are VLU or venous leg ulcers, and ALU, arteriolar leg ulcers, just to name a few, as well as accelerating improvements using different combination therapies.

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The market for this technology remains robust. As I’ve shared before, there are over 100 million Americans living with diabetes and pre-diabetes today, and this is a statistic that continues to rise according to the National Diabetes Statistics Report. While over 30 million Americans that account for almost 10% of our US population have diabetes, another 84 million have pre-diabetes, and it’s a condition that if not treated properly could potentially lead to Type II diabetes over the next five years.

Approximately two million Americans are diagnosed with diabetes every year in the US, becoming the seventh leading cause of death. Diabetic foot ulcers are a common complication of diabetes disease and if neglected, infected ulcers can lead to amputations with the risk of developing foot ulcers growing to 25% high in patients with diabetes. The storylines of the financial impact from diabetes and the diabetes related complications continues to remain staggering, contributing to the economic burden of healthcare costs. The average cost of treatment ranges from roughly $17,000 per patient with minimal severity to roughly $53,000 for patients undergoing an amputation.

So, shifting to commercialization, as the leadership team we here at SANUWAVE have committed to set up five focused priorities to ensure we capitalize. One, we’re engaging in improved branding. Bringing clarity regarding our technology and more understanding will lead to more interest and spark greater curiosity and foster more demand.

Two, because we are in a reimbursement category 3 tracking code as of January 1, we’re investing in greater investment and high visibility trade shows and clinical roundtables. Although that’s slow, it will continue to grow throughout the organization based on some of the areas we’ve identified, particularly specific to reimbursement opportunities.

Three, investing more time on device placement, training to support proper usage and outcomes, leveraging our studies and white papers with correlation to reducing economic burden, and then beginning to support greater educational awareness supporting CME or Clinical Medical Education credits.

We’re also finding ways to improve our operational efficiency to ensure we can support the anticipated demand and scale appropriately in a fiscally responsible and intelligent manner. We will be placing 15 dermaPACE systems at sites for NTA’s or new technology assessments within wound care centers and clinics throughout the US, similar to where we placed the device with Dr. Thibideaux, as I mentioned earlier.

Most of these placements will be on the West Coast due to what we’ve learned with favorable regional MAC coverages. To support this, we have invested in hiring clinical directors to support the training and educational elements necessary for successful dermaPACE placement and usage. And, of course, we’ll hire more as needed as funds permit.

From positive activity we’ve experienced from conferences we’ve attended, a number of them, we’re increasing optimistic outlooks on the adoption of this technology we all have.

We know our clinical data and evidence leads to reimbursement, which will translate to sales; that studies, which we are engaged support this; our dermaPACE system placement; developing key opinion leaders along the way support this; and our consulting teams for better branding, developing our reimbursement roadmap all support this. We understand that it’s our time now to execute upon each of these areas in the US and this is where we remain laser-focused as a team.

With that, I’ll pass it off to Kevin.

Kevin Richardson – Chief Executive Officer

Thanks, Shri. As you can see from the results and the execution plan, we’re setting ourselves up for strong growth in 2019 and beyond. As we have said and will continue to say, we plan to have a device placed anywhere DFU is treated in the US. We are following an execution plan that has been proven and helped to grow other wound companies to hundreds of millions in revenue domestically. Near-term, we have some hiring needs around sales, reimbursement, clinical and training, but all of those will yield revenue to support further growth as well.

With that, let me turn it over to Q&A. Thanks.

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QUESTION AND ANSWER

Operator
Thank you. [Operator instructions]. One moment while we poll for questions.

Our first question comes from the line of Brian Marckx with Zacks Investment Research.

Q:
Good morning, everybody. Was there any revenue in the US relative to either unit placements or utilization?

Kevin Richardson – Chief Executive Officer
Yes. In Q3 we did have some revenue from units sold in the US. We have not received procedure revenue yet. We do not expect to get procedure revenue until we get our tracking code in place January 1st.

Q:
Was the unit revenue all related to Premier or was there any outside of Premier?

Kevin Richardson – Chief Executive Officer
All related to Premier. Again, we won’t see any US revenue in the US from placements until we get to the tracking code, which is January 1, 2019.

Q:
Okay. There was a comment about optimizing, or maybe that wasn’t the exact word, but relative to optimizing the dosing algorithm. I wonder if you could clarify exactly what that means.

Kevin Richardson – Chief Executive Officer
Sure. One of the things we have realized, again, we got a lot of our dermaPACE units placed on a global basis, and one of the things we’ve heard back from Europe and Korea and Australia is that our dosing protocol might be too light in the US. So, as an example, in Belgium they’re using 1,000 shocks per treatment; in Korea they’re actually using 4,000, but they’re treating the whole foot to bring vascularization to the whole foot; Australia had a nice case study, white paper that came out of Melbourne where they used 1,000. So, our protocol in our FDA trial was at 500, so what we’re doing is we’re going to launch a dosage study.

We have two studies that are ongoing right now. One is a perfusion study, which we can talk about in a little bit, and the other will be this dosage study that we’ll launch out of Europe, which is really to refine exactly where we can optimize the greatest benefit in kind of reducing the wound size. And knowing that there is a lot of different variables that go into it between height, weight, BMI, A1C levels, etc., so think of this as almost like an artificial intelligence exercise here where we’re trying to figure out the right algorithm to really solve it and optimize it. And we’re going to do that before we go into what we’re calling DFU2, which is the follow-on study to the first DFU study. And the DFU2 study is mainly around helping with the reimbursement in that world. It’s designed more specifically around that. We just want to make sure our dosing is right and it will be increased.

We’re actually pretty excited about it. I think our results are going to get, well, we will have even stronger results once we’ve refined the dosing and the excitement that people have today about our product will only increase when we start really refining the dosing on a customized basis, kind of patient by patient.

Q:
So when you say dosing, is that essentially like boost treatments or is there something actually with the machine itself that you change?

Kevin Richardson – Chief Executive Officer
So right now we’re probably going to increase it from the 500 shocks to 1,000 and we’re going to see what doubling of dosing at the same energy level is. We’ll then refine energy level after that. So, on our device there are six levels – E1, 2, 3, 4, 5, 6 – and in the trial we used E2 with 500 shocks. In this going forward we’ll use E2, but we’ll look at 1,000 shocks or 1,500 shocks. Julian and Pete have really worked on a nice algorithm taking past data and global data to refine that, so we have a nice chart. When a doctor measures it’s a 2.2 centimeter square moon, we know we’re treating 2 centimeters square around the peri wound. Therefore, it will spit out exactly what the number of shocks to use during that treatment should be. It’s almost like an automated system where when you put in the inputs, it tells you exactly how to dose.

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Q:
So regulatory-wise, is there any implications or –

Kevin Richardson – Chief Executive Officer
No. I mean, from a regulatory standpoint, no. There was in our clearance the use of the dermaPACE system, so we’re excited that we have that kind of broad scope on things.

I think from a marketing standpoint, I think the fact that we’re continuing to improve and refine. And again, I think we’re going to see some really tremendous results, even more so than what we’ve had, and as that comes out, it’s just going to build on the buzz from what we had at these recent tradeshows. We’re kind of the – I don’t want to say the new hot product, but it really feels like that at these tradeshows. There’s a lot of buzz, a lot of activity, and as we continue to refine what we’re doing and truly get more of a customized type per patient treatment, I think it’s something that the flexibility built into our system and our ability to customize is something that really differentiates us. Because not all wounds are made equal and not all patients are made equal, so we’re really getting down to true customized medicine. It’s pretty cool.

Q:
So not to focus just on this one thing, but it sounds like it’s potentially a pretty important thing, so one more on that. There was a mention of a dose study. Will you be publicly announcing or releasing exactly what the design of that study is? Is it some sort of a dose response?

Kevin Richardson – Chief Executive Officer
Yes, we’ll launch it probably in Q1. We have to go through training and you have to go through all the right regulatory stuff to make sure you can do the study the right way. The dosing study will launch in Q1. It’s probably going to be somewhere around 40 to 60 patients, somewhere in that range. And we’ll keep people updated as results, good or bad, come out and let people know where we’re headed with it.

Between now and then, we’ll have our profusion study completed. That launched at Rutgers in UCLA and that’s one that we’re very excited about just because it’s, I think, going to show what we all know, but actually codify that we are the best product on the market for bringing vascularization and profusion to a wound. You can’t heal a wound without profusion. So we’re at that critical element in the wound healing process. As this profusion study comes out, I think that’s going to even further ignite kind of the buzz around us that I have to get one of these machines so I can help my patients heal. Kind of like what Shri mentioned earlier, people crying tears because nothing else was working and then all of a sudden our device is coming in and they can feel their leg and they can see it healing. These are patients that have had open wounds for a year, two years, and they’re constantly fighting infection and have the risk of amputation, and we’re coming in and coming to the rescue.

Q:
Kevin, there was also a comment about 15 units, anticipating placing 15 units mostly on the West Coast. Is there a timeline for that? Are those units, they’re essentially with KOL’s, I assume. Is that how to think about this?

Kevin Richardson – Chief Executive Officer
Yes. So the strategy, and I’m going to turn it over to Shri in a second to talk more about this, but it’s identifying the key opinion leaders, training them and their staff, and then getting it in their hands so they can begin usage so that when our tracking code goes into effect, we can start turning it to revenue. But let me turn it over to Shri because he’s the one that’s really spearheading a lot of this and has the extensive background to drive this.

Shri Parikh – President
Thank you, Kevin. Brian, obviously, as I indicated, the targeting areas are going to be in the West Coast just because the MAC coverage’s that we’re working with consultants have shed light on that that’s probably the best area to target. And I know, many of us know after being in healthcare that the coverage’s typically start with a number of these Medicare Administrative Centers, what MAC stands for, out in the West. So we are absolutely looking at the KOL’s that have high volume centers, diabetic foot ulcer treatments or patient volume of roughly 100 plus a week. Then, looking to provide the training and support, ensuring that that usage is done appropriately so we’re committed to having one of these clinical directors that we’ve hired and potentially bringing on more to be parked at that clinic for three to five days so that with that repetitive use and treating directly with the dermaPACE, the applicator directly on the head, leads to the desired outcomes. And that’s what we’ve learned, again, through the good and the bad, throughout other markets where dermaPACE has been used as well as here more recently when we placed them in the US.

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Q:
Was there a timeline when you hoped to have, I think you mentioned 15 units.

Shri Parikh – President
So the 15, we look to have at least a third of those placed before the end of the year and the remaining in early to mid-January timeframe.

Q:
Great. Thanks a lot. Appreciate it, guys.

Shri Parikh – President
Sure.

Kevin Richardson – Chief Executive Officer
Thanks, Brian.

Operator
[Operator instructions]. Our next question comes from the line of James Terwilliger with Dawson James.

Q:
Kevin, can you hear me?

Kevin Richardson – Chief Executive Officer
I can hear you fine, James.

Q:
Great. Nice job on the quarter. The revenue number looks real good. A couple quick questions.

In the release you talk a little bit about some of the different conferences you’ve gone to. Can you elaborate on some of the feedback that you’re getting from some of these different clinical conferences?

Kevin Richardson – Chief Executive Officer
Yes, and I’ll give the professional version. A year ago we were waiting on our FDA and this year we have our FDA, and the buzz has just been enormous. I would say overwhelming at SAWC, the number of leads generated there exceeded our expectation by probably three-fold.

Part of that’s due to just being the new guy with the new thing that people want to go see and check out. We also had some of our KOL’s give presentations at the different conferences, so if we start kind of at the beginning of the summer, Pete and Shri were at a conference in Italy, in Pisa where we made some great connections for our European business; we had a great show in Kuala Lumpur where one of our advisors, Perry Meyer, gave two talks and San Jose featured. Part of that were specifically around the profusion side and that that aspect of it is critical in closing and healing wounds. And again, we’re seeing good follow up with our partners in those countries with orders. At the end of the day, buzz is great, but orders pay the bills. So we’re seeing good orders come in and follow through from all of these meetings.

So, tremendous buzz around it, a lot of activity with people who want to come in and partner with us. So it’s really trying to manage a lot of the activity right now and do the follow ups, and make sure we’re prioritizing so that we’re placing them with the right locations, too, and making sure we can do the right training.

One of the mistakes that could happen is if we don’t get, if we just start placing devices and don’t do the proper training. One of the things we learned internationally is that that’s the easiest way to have things go poorly. So one of the elements you’re going to see us really dig into is making sure that we have the proper training and certification when someone is using the dermaPACE shockwave device.

So the buzz is good. We have a good conference schedule the remainder of this year. The innovators in wound care conference coming up in December that’s kind of a who’s who, which is nice, and then we’ll kick off next year with the European ones and US ones. So it’s a never-ending thing, but right now it’s nice to kind of not be the belle of the ball, but the new one on the block that everyone is trying to get to know and understand. It’s a good feeling.

Q:
Congratulations on that because you’ve worked hard to get there. My second question is really looking at license fees. License fees on the revenue line had a significant jump. Could you just help me define this? I mean, there’s no cost of goods sold with this and how should I think of license fees going forward? And what, exactly, when you say license fees, what exactly is the definition?

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Kevin Richardson – Chief Executive Officer
For us a license fee is when we enter a new market. And again, we’ve learned a lot internationally as to how to make it work and how not to make it work. In medical device land, as you know, James, distributors will come up and say, oh, let me have this country, I can do it for you, and their eyes are really big and they talk a big game and then a lot of times – and again, I’m generalizing here – but they’ll place their initial orders and then nothing happens. So what we’ve done is we’ve tried to make sure that we ensure success for them and success for us, and part of that is an upfront payment, and that’s a license fee to us where they get exclusivity for that area if that’s what we decide. So when you see our license fees come in, it’s really for a region where we’re partnering with someone and, therefore, it forces them to the table, it forces them to commit to contracts, it forces them to really stay on a tight timeline and work with us. So that’s what we do if the fee is up front.

At any given time we’re probably negotiating two or three different regions. This most recent quarter was mainly driven by the agreement with FKS, which is in Southeast Asia and was incorporated about two weeks ago as Holistic Wellness. That one is one that we think is going to have tremendous potential. The number of units they’re talking for next year is substantial and I’d expect us to have probably two or three more licensed type agreements each quarter. One may happen some quarters, other quarters may slip and go into the next quarter, but that’s our model. So you’re going to see license revenue kind of consistently come in depending on what regions we’re entering.

Hope that helps.

Q:
That does. Thank you very much. Lastly, I want to go back to the questions that we talked a little bit on, R&D in your remarks. I hate to ask this because we’re in the first inning of where we are with DFU’s, but what is next? What is behind DFU’s? You mentioned VLU’s, maybe ALU’s. What would be the one or two categories, because clinically you could take this in a lot of different directions, but from a sales and marketing and addressable market perspective, reimbursement, that may change your clinical decision making, so what would be next from a business standpoint looking at R&D going forward?

Kevin Richardson – Chief Executive Officer
Great question, James. As you look at our platform, which is shockwave, we have dermaPACE, which is FDA cleared in the US for diabetic foot ulcers, which is in the wound category. Internationally, we also have orthoPACE, which is more for orthopedic, musculoskeletal conditions.

In the US, we’re sticking with the wound care category. It’s a huge category and we feel that we can become a dominant player because of what we bring to the table with the profusion aspects of the device and our healing capabilities with the device.

If we follow what others, like KCI, have done in the past, what they’ve done – and again, we’re not going to reinvent the wheel here, we’re going to follow what has proven successful for others that are dominant in the space, the next logical one would be VLU, so venous leg ulcers, then ALU’s. Pressure source are a huge opportunity for us, especially because today, with the confluence of technology that’s occurred, you can actually detect some pressure source before they erupt in the wounds and we’re pretty much the only device that could treat it before it turns into a wound because we can penetrate where the hot spot is before it erupts and turns into something nasty.

So the wound category is where we’re going to say right now and you’ll see us launch the VLU probably next year. The other aspect in the wound care space, and we’ve had a number of larger players approach us about combination therapies and I think that’s somewhere where you’ll see us get into later this year, but it’s something where reimbursement isn’t lined up perfectly for that yet, so that’s the hang up on pursuing something. We want to pursue things where we know we’re going to get a positive reimbursement outcome, so you’ll see us again pursue other indications in the wound category first.

Then there’s a whole host of other areas, James, and it would be very easy to get distracted with the technology and go on a lot of different directions. At some point we’ll be ready for that from an infrastructure and management team standpoint, but right now it’s all about laser focus, it’s about wounds and diabetic foot ulcers.

Q:
Thank you for taking my questions and nice job on the quarter.

Kevin Richardson – Chief Executive Officer
Thank you, James.

Operator
We have no further questions at this time. I would now like to turn the floor back over to management for closing comments.

Kevin Richardson – Chief Executive Officer
Great. Well thank you very much, everyone, for joining us. Again, as always, if you want to come down and visit, please come on down. We’ve had a number of investors stop by in the last quarter. If there’s any other follow ups, just give us a holler and we look forward to talking to you again at the end of next quarter. Thank you very much.

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